Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES CASH TENDER OFFER
AND RELATED CONSENT SOLICITATION FOR OUTSTANDING DEBT SECURITIES
Dallas, Texas (July 14, 2006) — United Surgical Partners International, Inc. (NASDAQ:USPI) today announced the commencement of a tender offer and related consent solicitation for its outstanding senior subordinated notes. The purchase of the notes tendered in the offer will be financed with the proceeds of a new $200 million credit facility that USPI expects to enter into in July. The total cost of the tender offer is expected to be approximately $160 million, assuming all notes are purchased in the offer. The balance of the proceeds from the new credit facility will be used to repay existing debt under USPI’s revolving credit facility.
     USPI’s subsidiary, United Surgical Partners Holdings, Inc. (“Holdings”), has commenced a cash tender offer for any and all of Holdings’ outstanding 10% Senior Subordinated Notes due 2011 (CUSIP No. 91301M AB 2) (the “Notes”), as well as a related consent solicitation to effect certain proposed amendments to such Notes and the indenture pursuant to which the Notes were issued (the “Indenture”).
     The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, July 27, 2006, unless extended or earlier terminated by Holdings (the “Consent Expiration Date”). Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Expiration Date. The tender offer will expire at 12:00 midnight, New York City time, on Thursday, August 10, 2006, unless extended or earlier terminated by Holdings (the “Offer Expiration Date”).
     Holders tendering their Notes are obligated to consent to certain proposed amendments to the Notes and the Indenture that would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes, eliminate certain events of default, modify the covenant regarding mergers, shorten the minimum redemption notice period from 30 to five days, modify provisions regarding defeasance to eliminate certain conditions and modify or eliminate certain other provisions contained in the Indenture and the Notes. Holders may not tender their Notes without also delivering consents and may not deliver consents without also tendering their Notes.
     The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the tender offer shall be an amount in cash equal to the price, calculated in accordance with standard market practice, based on the assumptions that the Notes will be redeemed in full at $1,050.00 per $1,000 principal amount of Notes (the redemption price on December 15, 2006, the first date on which the Notes may be redeemed at the option of Holdings), and that the yield to the earliest redemption date is equal to the sum of (A) the yield to maturity on the 2.875% U.S. Treasury Note due November 31, 2006, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid side price for such U.S. Treasury Note as of 11:00 a.m., New York City time, on the fourth business day prior to the Offer Expiration Date plus (B) a fixed spread of 0.50% (50 basis points).
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USPI Announces Cash Tender Offer and Related
  Consent Solicitation for Outstanding Debt Securties

July 14, 2006
     The Total Consideration includes a consent payment of $30.00 for each $1,000 principal amount of Notes for which consents to the proposed amendments are delivered on or prior to the Consent Expiration Date (the “Consent Payment”). Holders of the Notes must validly tender and not withdraw Notes on or prior to the Consent Expiration Date in order to be eligible to receive the Total Consideration for such Notes purchased in the tender offer. Holders who validly tender their Notes after the Consent Expiration Date and on or prior to the Offer Expiration Date will be eligible to receive an amount, paid in cash, equal to the Total Consideration less the Consent Payment. In each case, Holders whose Notes are accepted for payment in the tender offer shall receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the applicable payment date for Notes purchased in the tender offer. The Company may accept for payment Notes tendered on or prior to the Consent Expiration Date at any time following the Consent Expiration Date.
     The tender offer and the consent solicitation are made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated July 14, 2006, (the “Offer to Purchase”) and the related Consent and Letter of Transmittal. The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including, among other things, Holdings’ receipt of consents from holders of a majority of the outstanding principal amount of the Notes and USPI entering into a $200 million credit facility to finance the purchase of the Notes. Further details about the terms and conditions of the tender offer and the consent solicitation are set forth in the Offer to Purchase.
     Holdings has retained Bear, Stearns & Co. Inc. to act as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation and they can be contacted at (877) 696-BEAR (toll-free). The documents relating to the tender offer and the consent solicitation will be distributed to all noteholders. Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent, which can be contacted at (212) 269-5550 (for banks and brokers only) or (800) 659-6590 (for all others toll-free).
     This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and the consent solicitation are only being made pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal that Holdings is distributing to holders of Notes. The tender offer and the consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer or the consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Bear, Stearns & Co. Inc. on behalf of Holdings.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. These statements are subject to risks and uncertainties relating to USPI, including, without limitation, those risks and uncertainties described from time to time in USPI’s filings with the Securities and Exchange Commission. Therefore, USPI’s actual results may differ materially. USPI undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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